Exhibit 7.1

June 19, 2018

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.02 of Form 8-K dated June 18, 2018 by our client, Akers Biosciences, Inc. We agree with the statements made in response to this Item 4.02

Very truly yours,

/s/ Morison Cogen LLP

Morison Cogen LLP

Blue Bell, Pennsylvania